Exhibit 10.4

DATE	January 29, 2015

Topmes s.r.o.	(1)

and

Perceptron, Inc.	(2)

Share Purchase Agreement

Next Metrology Software s.r.o.

LIST OF THE EXHIBITS

Exhibit 1.03:	Certain definitions

Appendix A:	Agreed Accounting Principles

Exhibit 4.02(a)(i)(gg):	Seller Release

Exhibit 4.02(a)(i)(nn):	Waiver of the Right of First Refusal

Exhibit 7.01:	Buyer’s representations and warranties

Exhibit 7.02:	Seller’s representations and warranties

Exhibit 10	Sublease Agreement

LIST OF THE EXHIBITS

Annex 1	Disclosed Documents

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agreement

This agreement (the “Agreement”) is entered into on January 29, 2015 by and amongst

(1)	Topmes s.r.o., a company established under the laws of the Czech Republic, with offices at Štěrboholská 1307/44, Hostivař, 102 00 Prague 10, Company ID: 00541940, registered in the Company Register at Municipal Court of Prague, Section C, File 210793, for the purposes of this agreement represented by Martin Prokop, in his capacity as managing director (“Topmes” or the “Seller”)

and

(2)	Perceptron, Inc., a company established under the laws of the State of Michigan, with offices at 47827 Halyard Drive, Plymouth, MI 48170, State of Michigan Id No. 272233, for the purposes of this agreement represented by Margaret Mary Kaczmarek Nelson, in her capacity as Vice President, Human Resources (“Buyer”),

(the Seller and the Buyer when jointly referred to “Parties” and each of them when generically and individually referred to “Party”)

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INTRODUCTION

A.	The Seller owns 50% share in Next Metrology. Next Metrology's registered capital as of the date hereof is CZK 200,000 (in words: two hundred thousand Czech crowns) and is divided into the following three ownership interests representing 100% of the participation and shareholding rights in Next Metrology:

(i)	Muscarella: ownership interest of total par value of CZK 50,000, representing 25% of Next Metrology’s registered capital (the “Muscarella Share”);

(ii)	Mills: ownership interest of total par value of CZK 50,000, representing 25% of Next Metrology’s registered capital (the “Mills Share”);

(iii)	Topmes: ownership interest of total par value of CZK 100,000, representing 50% of Next Metrology’s registered capital (the "Share").

B.	The Buyer is a non-contact vision and metrology company with a long established experience in laser-based technology and applications.

C.	The Buyer is interested in acquiring the Share from the Seller, upon the terms and conditions set forth in this Agreement.

D.	The Seller declared that it is interested and willing to transfer and to cause the transfer of the Share to the Buyer, upon the terms and conditions set forth in this Agreement.

E.	The Buyer is interested in acquiring only 100% participation in Next Metrology, i.e., acquiring the Share together with the Mills Share and the Muscarella Share.

Now therefore,

the Parties agree as follows:

SECTION 1

Introduction and Exhibits - Interpretation – Certain definitions

1.01 Introduction, Exhibits, Appendices and Annexes

The Introduction, the Exhibits, the Appendices and Annexes form an integral and essential part of this Agreement, as amended from time to time as provided in Section 12.02(b).

1.02 Interpretation

(a)	In this Agreement, unless the context otherwise requires:

(i)       reference to “this Agreement” shall include its Introduction, all of its Exhibits, Appendices and Annexes;

(ii)       the term “person” includes individuals, firms, companies, corporations, unincorporated associations, governments, public agencies as well as any association or partnership or joint venture (whether or not having a separate full legal capacity).

(c)	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation.

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(d)	References to any Czech statutory provision or Czech legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of anybody corporate incorporated in any jurisdiction other than the Czech Republic, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the Czech statutory provision or Czech legal term.

(e)	The schedules to this Agreement shall for all purposes form part of this Agreement.

(f)	Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	Notwithstanding that this Agreement is set forth in the English language only, where in this Agreement a Czech term is given in italics and/or in brackets after an English term or vice versa, the relevant provision relates to circumstances governed by the respective Czech law and if there is any inconsistency between the Czech term and the English term, the meaning of the respective Czech term shall prevail.

1.03 Certain definitions

In addition to terms elsewhere defined in this Agreement and unless otherwise provided herein, the terms and expressions listed in Exhibit 1.03 shall have the meanings indicated therein and grammatical variations of such terms shall have corresponding meanings.

SECTION 2

Sale and purchase of the Share

(a)	Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell the Share to the Buyer, and the Buyer agrees to buy the Share, on the Completion Date.

(b)	On the Completion Date, the Seller and the Buyer shall enter into and execute an Ownership Interest Purchase Agreement (the “OITA”) by which Seller shall transfer to the Buyer the Share. The Parties agree that the OITA shall be subject to this Agreement and therefore, they shall not make any claim however relating to the sale of the Share otherwise than under this Agreement.

(c)	Upon fulfillment of all other formalities as required by Section 4.02 and fulfillment (or waiver) of all the conditions provided for in Section 4.03, the Buyer shall acquire full title to and ownership of the Share, free and clear of any Encumbrance, together with all rights attached thereto. The Parties agree that the Buyer shall benefit from all the economic effects of the sale of the Share as contemplated by this Agreement as from the Completion Date.

(d)	For the avoidance of any doubt, the Parties confirm that together with the Share and under the OITA, the Seller shall transfer to the Buyer any and all rights to the contribution outside the registered capital of Next Metrology provided by the Seller to Next Metrology based on the Agreement on Additional Capital Contribution contemplated in Section 4.02(a)(i)(aa)(v).

(e)	The Parties further acknowledge that the Buyer shall be entitled to appoint a third party legal entity directly or indirectly controlled by, controlling or under common control with the Buyer which will acquire the Share. Should the Buyer wish to appoint and, pursuant to Section 12.03, assign its rights and obligations under this Agreement to, such third party legal entity, it may do so up to the Completion Date, and the Seller undertakes to provide consent with such assignment, while such consent may not be unreasonably withheld or delayed. In any event, the Buyer will remain jointly liable together with such third party for the performance of the obligations arising from this Agreement.

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SECTION 3

Purchase Price

3.01 Purchase Price

The Parties agree that the purchase price shall be paid by the Buyer to the Seller upon Completion in consideration of the transfer to the Buyer of full title to and ownership of the Share, free and clear of any Encumbrances, shall be equal to EUR 500,000 (five hundred thousand) (the “Purchase Price”).

3.02 Payment of the Purchase Price

(a)	The payment of the Purchase Price to be paid in cash shall be made by the Buyer to the Seller by bank wire transfers to following Seller’s bank account:

[ ].

(b)	The Purchase Price shall be paid to the Seller’s bank account as indicated in paragraph (a) above upon the execution of the OITA.

(c)	No interest shall accrue on any of the amounts to be paid by either Party pursuant to paragraph (b) above, if timely paid.

(d)	For the avoidance of any doubt, the Parties agree that once the amount corresponding to the Purchase Price be credited to Seller’s bank account, the Buyer shall have discharged its obligation to pay the Purchase Price in full.

SECTION 4

Completion – Conditions to Completion

4.01 Completion Date

(a)	Completion shall occur on January 29, 2015 or any other date as agreed between the Parties, subject to the conditions to Completion indicated in Section 4.03 being satisfied or waived by the interested Parties in writing on or before the Completion Date.

(b)	The Completion session and the execution of the OITA shall take place at the office of Squire Patton Boggs, v.o.s., advokátní kancelář, ID No. 256 38 882, Václavské náměstí 57/813, 110 00 Prague 1, Czech Republic, or any other place as agreed between the Parties.

4.02 Completion

(a)	The Parties, each to the extent within its control, shall use their best efforts in order to consummate or procure the consummation of all of the following actions and transactions, on or before the Completion Date, as follows:

(i)	the Seller shall use its best efforts in order the following to occur or have occurred:

(aa)	delivery to the Buyer of the following documents relating to the reorganization of matters between Next Metrology and Topmes:

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(i)	a copy of a fully executed Confirmation Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(ii)	a copy of a fully executed Equipment Purchase Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(iii)	a copy of a fully executed License Agreement entered into between Next Metrology and Mills in the form agreed by the Parties before or around the signing of this Agreement;

(iv)	a copy of a fully executed License Agreement entered into between Next Metrology and Coord3 India in the form agreed by the Parties before or around the signing of this Agreement;

(v)	a copy of a fully executed Agreement on Additional Capital Contribution entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(vi)	a copy of a fully executed Set-off Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(vii)	consent of executives of Next Metrology with the provision of contribution outside of the registered capital of Next Metrology pursuant to the Agreement on Additional Capital Contribution contemplated in Section 4.02(a)(i)(aa)(vii) in the form agreed by the Parties before or around the signing of this Agreement;

(viii)	Consent from the following employees of Topmes regarding the TouchDMIS Software in the form agreed by the Parties before or around the signing of this Agreement:

a.	Mr. Štěpán Hřivna;
b.	Mr. Jaromír Pořízek;
c.	Mr. Václav Jirkovský;
d.	Mr. Jan Kryštůfek;
e.	Mr. Jiří Králík;

(ix)	Confirmation and Consent from the following employees of Topmes regarding the TANGO Software in the form a agreed by the Parties before or around the signing of this Agreement:

a.	Mr. Štěpán Hřivna;
b.	Mr. Jaromír Pořízek;
c.	Mr. Václav Jirkovský;
d.	Mr. Jan Kryštůfek;
e.	Mr. Jiří Králík.

(bb)	statements whereby Mills and Mr. Štěpán Hřivna declare to have no and waive any and all rights or claims vis-à-vis Next Metrology in relation to their role and duties as managing director;

(cc)	delivery to the Buyer of a copy of the statement indicated in sub-paragraph (bb) above;

(dd)	delivery to the Buyer of a written statement whereby the Seller warrants that the representations and warranties given by the Seller and referred to in Section 7.02 are accurate, true and correct as at the Completion Date and as if given at the Completion Date;

(ee)	the execution of the Sublease Agreement and delivery to the Buyer of a copy of such agreement;

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(ff)	delivery to the Buyer of a certified copy of a power of attorney conferring the authority of each person entering into an agreement or document on behalf of the Seller, if applicable;

(gg)	delivery to the Buyer of a written statement with the release of all claims from the Seller in the form attached as Exhibit 4.02(a)(i)(gg);

(hh)	delivery to the Buyer of Ownership Interest Transfer Agreements whereby Mr. Štěpán Hřivna transferred his entire ownership interest in Topmes to the remaining shareholders of Topmes or to any one of them;

(ii)	delivery to the Buyer of an extract from the Commercial Register of Topmes maintained by the Municipal Court in Prague dated as of a date as near as practicable to the Completion Date;

(jj)	delivery to the Buyer of an extract from the Commercial Register of Next Metrology maintained by the Municipal Court in Prague dated as of a date as near as practicable to the Completion Date;

(kk)	delivery to the Buyer of a resolution of Topmes’s General Meeting:

(i)	approving all documents under Sections 4.02(a)(i)(aa)(i) through 4.02(a)(i)(aa)(vi) and under Section 4.02(a)(i)(ee),

(ii)	unanimously approving transfer of 100% of Topmes’s Share in Next Metrology to the Buyer;

(ll)	delivery to the Buyer of a resolution of all Topmes’s managing directors unanimously approving transfer of 100% of Topmes’s Share in Next Metrology to the Buyer;

(mm)	delivery to the Buyer of a resolution of Next Metrology’s General Meeting:

(i)	approving all documents under Sections 4.02(a)(i)(aa)(i) through 4.02(a)(i)(aa)(vi) and under Section 4.02(a)(i)(ee),

(ii)	recalling Mills and Mr. Štěpán Hřivna from the office of managing directors (in Czech: jednatel) of Next Metrology with effect as from the Completion Date,

(iii)	appointing new managing directors of Next Metrology selected by the Buyer and with effect as from the Completion Date (the Seller shall bear no liability for the appointment and actions of the newly appointed managing directors),

(iv)	unanimously approving transfer of the Share, of the Mills Share and of the Muscarella Share to the Buyer (the resolution of Next Metrology’s General Meeting in this regard shall be in the form of notarial deed);

(nn)	delivery to the Buyer of waivers by the Seller in the form attached as Exhibit 4.02(a)(i)(nn) by which the Seller waives its right of first refusal to the Mills Share and of the Muscarella Share.

(ii)	the Buyer shall deliver to the Seller evidence of the irrevocable payment, by bank wire transfer, of the Purchase Price;

(iii)	the Seller and the Buyer shall, each to the extent within their control:

(aa)	cause the execution by the Buyer and Seller of the OITA;

(bb)	delivery to the Buyer of a copy of an agreement signed by the shareholders of Topmes, except for Mr. Štěpán Hřivna, which contemplates the terms and conditions indicated in Section 9(c).

(iv)	All conditions to Completion under both the Muscarella SPA and the Mills SPA, except for the consummation of the Completion action consisting of the occurrence of Conditions to Completion under this Agreement, have occurred.

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(b)	Completion shall be deemed to have occurred when all of the actions and transactions indicated in Section 4.02(a) above shall have been duly consummated or waived by the interested Party.

4.03 Conditions to Completion

(a)	Completion is subject to the following conditions to Completion which shall have occurred or shall have been satisfied or waived by the interested Party by the Completion Date:

(a1)	conditions in favor of each of the Buyer and the Seller: all actions and transactions provided for in Section 4.02 shall have been consummated or waived by the interested Party in writing;

(a2)	conditions in favor of the Buyer:

(i)	Next Metrology’s assets and the Share are free and clear of any Encumbrances;

(ii)	no Material Adverse Change in Next Metrology since the Reference Date;

(iii)	receipt of Required Consents;

(iv)	no legal proceedings are pending which are aimed at preventing the Transaction (or any portion thereof) from completing.

(b)	Should any of the conditions indicated in paragraph (a) above not be satisfied or waived by the interested Party by the Completion Date, the Parties shall be released from the obligation to complete the acquisition of the Share contemplated by this Agreement, which shall be deemed terminated.

(c)	Should any of the conditions to Completion provided for in this Section 4.03 not be met or satisfied by the Completion Date due to one of the Parties’ failure to provide its utmost co-operation for the purpose of the satisfaction of such conditions or to fulfill the obligations provided for in Section 4.02, termination of this Agreement pursuant to Section 4.03(b) shall be without prejudice to any remedy the other Party may have under the law or pursuant to this Agreement as a result of a breach of a warranty and/or covenant under this Agreement.

SECTION 5

Pre- and Post-Completion Date Covenants

5.01 Management and conduct of Next Metrology Business

(a)	From the date hereof and until the Completion Date, unless otherwise contemplated by this Agreement or approved by the Buyer in writing, the Seller shall use its best efforts to cause Next Metrology to:

(i)	conduct Next Metrology’s business (including managing the working capital, the collection of accounts receivable, the payment of accounts payable) with due care and diligence in the ordinary and usual course, consistent with past practice as disclosed to the Buyer;

(ii)	continue to insure all insured assets which are part of Next Metrology’s business, whether owned or leased, and use, operate, maintain and repair all such assets in accordance with past practice;

(iii)	preserve its relationships with the employees, self-employed persons, distributors, agents, representatives, suppliers and customers;

(iv)	refrain from acting or omit to act in such way as to cause a material breach of any material agreement, contract, commitment or obligation of Next Metrology;

(v)	keep Next Metrology’s facilities, machinery and equipment in normal operating conditions and repair, except for ordinary wear and tear;

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(vi)	duly and timely comply in all material respects with all of its obligations, including the obligations arising from any loan or other financial commitment;

(vii)	give the Buyer reasonable direct access to management, legal and financial advisors, auditors and documents of Next Metrology;

(viii)	continue to maintain its books and records in accordance with all applicable laws and the Agreed Accounting Principles;

(ix)	prepare financial statements for each month, in accordance with the Agreed Accounting Principles, and deliver them to Buyer by the 20th day following the end of the month.

(b)	From the date hereof and until the Completion Date, the Seller may not approve or support any Next Metrology’s decision concerning the matters as follows:

(i)	sale or disposal of any assets;

(ii)	granting of any rights (including in rem securities) in respect of any of Next Metrology’s assets or the charging of any of said assets with any Encumbrances;

(iii)	decisions to incur any indebtedness or to borrow any money or to enter into any factoring or invoice discount agreement;

(iv)	extension of the terms of payment of any payables or other liabilities or of any receivables or discount any receivables;

(v)	transactions (including share capital increase or decrease) which affect the share capital of Next Metrology;

(vi)	the granting of any rights (including in rem security rights) on any of the shares of Next Metrology or any further share to be issued by Next Metrology and issuance of any bond or other securities;

(vii)	decisions to undertake any capital commitment (purchase or financial / capital lease of fixed or other assets);

(viii)	decisions to enter into any partnership, consortium, association, joint venture agreements;

(ix)	change of the remuneration of any of the employees, other than increases required by the law or by the applicable collective bargaining agreements;

(x)	recruitment of any new registered managing director or any key manager;

(xi)	any redundancy plan;

(xii)	acquisition or disposal of equity interests in other entities or of businesses as going concerns or any branches thereof;

(xiii)	agreements with customers or suppliers (including purchase orders) (aa) which have each a value greater than EUR 30,000 as to customers contracts and EUR 30,000 as to suppliers, or (bb) whereby the counterpart may withdraw or terminate without cause, or (cc) whereby the counterpart may withdraw or terminate for change of control, or (dd) which provide for restrictions to Next Metrology’s or any of Next Metrology’s present or future Affiliates’ freedom to operate in the market, or (ee) whereby Next Metrology must give unusual warranties or guarantees, or (ff) which contemplate unusual payment terms if compared with standard market practice;

(xiv)	agreements with related parties (including shareholders, directors or employees of Next Metrology or relatives of the shareholders or of the directors or employees);

(xv)	change in accounting methods, policies or procedures or presentations of accounts; declaration and distribution of dividends or capital funds;

(xvi)	settlements of disputes;

(xvii)	guarantees to secure the obligations of a third party;

(xviii)	liquidation; dissolution; mergers, de-mergers and restructurings;

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(xix)	real estate leases;

(xx)	permitting the lapse or forfeiture of intellectual property rights or other intangible assets;

(xxi)	fail to file any tax returns or any other report to any authority as required under the law or any contract by its applicable due date or fail to pay any taxes that first become due and payable after the date hereof, as and when they first became due and payable;

(xxii)	negotiations for the settlement or compromise, settlements or compromise of any tax liability;

(xxiii)	enter into or amend any agreement, except for acceptance or placement of purchase orders in the ordinary course of business;

(xxiv)	pay any dividend or distribution;

(xxv)	terminate any material agreement;

(xxvi)	taking any action that would make any of the representations and warranties hereof untrue or failing to take any action that would prevent any of the representations and warranties from becoming untrue.

(c)	The Seller agrees to use its best efforts to cause Next Metrology to take such actions and to execute such certificates and other documents as from time to time shall be reasonably requested by the Buyer to allow the Buyer to make any tax election requested by the Buyer (including, without limitation, an entity classification election under U.S. Treasury Regulation Section 301.7701-3(c)(1)(i) on Form 8832 with an effective date that is the day immediately preceding the Completion).

5.02 Site visits

The Seller shall ensure, prior to Completion Date, that representatives of the Buyer are allowed to visit the Property and the facilities of Next Metrology, upon the Buyer’s reasonable request, which shall be made in writing (also via email) at least 2 Business Days before the date of the visit; in any event, the Buyer hereby acknowledges that the visit on site shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Next Metrology, its directors, managers and employees.

5.03 Other Pre-Completion Date Covenants

(a)	The Seller shall ensure that, from the date hereof until the Completion Date, the Buyer will have access to Next Metrology’s books, records, contracts and personnel, upon its reasonable request which shall be made in writing (also via email) before the date of the relevant access, being agreed and understood that such access shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Next Metrology, its directors, managers and employees.

(b)	The Seller shall take, and shall use its best efforts to cause Next Metrology to take, all necessary actions to obtain the Required Consents, so that they are delivered prior to the Completion Date.

(c)	The Seller shall cause the representations and warranties referred to in Section 7.02 and relating to the Seller to be accurate, true and correct as at the Completion Date as if given at the Completion Date. The Seller shall use its best efforts to cause Next Metrology to cause the representations and warranties referred to in Section 7.02 and relating to Next Metrology to be accurate, true and correct as at the Completion Date as if given at the Completion Date.

5.04 Confirmation of receipt of the Purchase Price

The Seller shall deliver to the Buyer a statement of the Seller whereby the Seller acknowledges receipt of the Purchase Price. Such statement shall be delivered by the Seller to the Buyer within 5 (five) calendar days from the day of its receipt.

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SECTION 6

Due diligence

(a)	Prior to the execution of the Agreement, the Buyer has conducted a full legal, economic, financial, accounting, commercial, tax, employment, social security, corporate and environmental due diligence on Next Metrology (“Due Diligence”) and taking into account. the outcome of the Due Diligence, the Buyer has agreed to enter into this Agreement and to acquire the Share for the Purchase Price.

(b)	The Buyer simultaneously declares to have checked and got familiar with the legal, economic, financial and business situation of Next Metrology as on the day of signing hereof as Disclosed in the documents listed in Annex 1 hereto (hereinafter referred to as “Disclosed Documents”), which were Disclosed by the Seller and Next Metrology for purposes of the Due Diligence. The Buyer declares to have got acquainted with the Disclosed Documents and upon knowledge Disclosed therein and based on the findings of the Due Diligence it hereby buys and acquire the Shares for the Purchase Price.

SECTION 7

Representations and warranties

7.01 Buyer’s representations and warranties.

The Buyer represents and warrants to the Seller that the representations and warranties indicated in Exhibit 7.01 are true, correct and not misleading as at the date of this Agreement and hereby acknowledges that each of such representations and warranties is material and essential to the Seller, who is relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Buyer’s representations and warranties shall not be affected, limited or diminished by any knowledge by the Seller of the matters covered by the representations and warranties.

7.02 Seller’s representations and warranties.

(a)	The Seller represents and warrants to the Buyer that the representations and warranties indicated in Exhibit 7.02 are true, correct and not misleading as at the date of this Agreement, and hereby acknowledges that each of such representations and warranties is material and essential to the Buyer, who is relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Seller’s representations and warranties shall not be affected, limited or diminished by any investigation (including the Due Diligence) up to this date or hereafter made by the Buyer (directly and through its advisors) with respect to Next Metrology, the Share, Next Metrology’s assets, liabilities and properties or by any knowledge by the Buyer of the matters covered by the representations and warranties. As of the date of this Agreement, the Buyer’s representatives, Jeffrey Armstrong or Keith Marchiando, do not have actual conscious awareness of any inaccuracy or breach of the representations and warranties of the Seller in this Agreement.

(b)	Each of the representations and warranties made or given by the Seller in or pursuant to Section 7.02 of this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) shall be construed as a separate and independent representation and warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other representations and warranties or any other provision of this Agreement.

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(c)	The rights and remedies of the Buyer in respect of any breach of the representations and warranties made or given by the Seller in or pursuant to this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) shall not be affected by completion of the purchase of the Share, by Buyer’s termination or failure to terminate this Agreement or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

(d)	The Parties agree that provisions of the Czech Civil Code regarding liability for defects, including, but not limited to, Sections 1914(2) through 1925 and Sections 2099 through 2117 of the Czech Civil Code, shall not be applicable to this Agreement.

SECTION 8

Indemnification

8.01 Seller’s indemnification obligation

(a)	General

(i)	In addition to any other remedies available to the Buyer under this Agreement, the Seller shall indemnify, compensate and pay to the Buyer and/or to Next Metrology the entire amount of any and all harm (in Czech: újma), liabilities, reduced value of the assets, losses, damages, costs, penalties, deficiencies, expenses, claims and demands, irrespective of the size of Seller’s ownership interest in Next Metrology, of any such person (aa) resulting or deriving from the fact that any of the representations and warranties made or given by the Seller in or pursuant to Section 7.02 of this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) are untrue or incorrect, (bb) resulting or deriving from any discrepancy between the representations and warranties confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) and the situation as at the Completion Date, or (cc) resulting or deriving from any acts or omissions of Next Metrology or Seller on or prior to the Completion Date (“Losses” and each a “Loss”), provided however that the Buyer used its best efforts in order to avoid or at least reduce such Losses or Loss and simultaneously allowed the Seller to avoid or reduce such Losses or Loss well in advance.

(ii)	The indemnification obligation provided for in this Section 8.01 shall extend to all costs, expenses (including reasonable attorney’s fees and experts’ costs) and disbursements incurred by the Buyer in enforcing its rights in respect of a claim under this Agreement and/or by Next Metrology in enforcing its rights.

(iii)	The Parties agree that any payments due by the Seller as indemnification shall be made by the Seller directly to the Buyer, unless the Buyer gives instructions to the Seller to make such payments directly to Next Metrology.

(iv)	The Seller shall be under no obligation to indemnify the Buyer under this Section 8.01 for any Loss in relation to which, by the time the payment by the Seller is due, either the Buyer or Next Metrology receives compensation, indemnification or reimbursement by third parties (including insurance companies), without recourse, to the extent of such compensation, indemnification or reimbursement.

(v)	If any amount payable pursuant to this Section 8.01(a) is subject to tax, that amount shall be increased so as to ensure that the net amount received by the Buyer and/or Next Metrology shall, after tax, be equal to that which would have been received had the payment and any increased payment not been subject to tax.

(b)	Limitations to the Seller’s liability

(i)	The Seller shall be liable to the Buyer under this Agreement and / or the OITA (including but not limited to Seller’s liability under this Section 8.01 for any Losses), but excluding Seller’s liability under Section 9 for any and all losses up to a maximum amount equal to EUR 100,000 (one hundred thousand).

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(ii)	The limitation to the Seller’s liability provided for in paragraph (b)(i) above shall not apply to Losses resulting or deriving from any inaccuracy or breach of any of the representations and warranties relating to Authority set forth under Section 1 of Exhibit 7.02., Good standing set forth under Section 2 of Exhibit 7.02., title to the Share or Affiliate Transactions set forth under Section 11(a) of Exhibit 7.02.

(c)	Time limits to Seller’s liability

The Seller shall not be liable to the Buyer under this Agreement and / or the OITA (including but not limited to Seller’s liability under Section 8.01 in respect of any Losses), but excluding Seller’s liability under Section 9 if the relevant indemnification or another claim is notified to the Seller after:

(aa)	the later of (i) the date of expiration of the relevant statute of limitation or (ii) the 5th (fifth) anniversary of the Completion Date, as to Losses referred to in paragraph (b)(ii) above;

(bb)	36 months from the Completion Date, for any and all losses (including but not limited to Losses relating to matters other than those indicated in sub-paragraph (aa) above), but excluding Seller’s liability for any and all losses resulting or deriving from any breach of Section 9.

8.02 Buyer’s indemnification obligation

(a)	The Buyer shall indemnify, compensate and pay to the Seller the amount of all losses, damages, costs and penalties incurred in, or suffered by the Seller, resulting or deriving from any inaccuracy or breach of any of the representations and warranties made or given by the Buyer in or pursuant to this Agreement.

(b)	The provisions of Section 8.01 (including those concerning liability limitations) shall apply to the indemnification obligations of the Buyer herein mutatis mutandis.

SECTION 9

Restrictive Covenants

(a)	The Seller agrees that, as from the Completion Date and for a period of 3 (three) years thereafter, in its capacity as a seller of the Share and irrespective and without prejudice to any other restrictive covenant it has agreed or will agree to, it shall not:

(i)	either on its own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, distributor, consultant, partner or otherwise) in the business of (A) designing, engineering, or manufacturing, CMMs and laser-based and other technology, software and applications used in connection with CMMs, nor engaging others to do so on its behalf, nor (B) further developing, enhancing, improving or revising the TANGO software; provided that Topmes may continue its existing business of (i) acting as a dealer for the marketing, selling, installing, servicing and maintaining of CMMs designed, engineered and manufactured by persons other than Topmes and its Affiliates, (ii) retrofitting CMMs designed, engineered and manufactured by persons other than Topmes and its Affiliates, (iii) marketing, selling, installing, servicing, and maintaining software and applications designed and engineered by persons other than Topmes and its Affiliates used in connection with CMMs, (iv) honoring its maintenance obligations for the TANGO software under existing contracts and (v) licensing third party end users to use the version of the TANGO software in existence on the date of this Agreement (“Permitted Activities”);

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(ii)	either on its own account or in conjunction with or on behalf of any person, solicit or endeavour to entice away from the Company (Buyer, Next Metrology and their respective Affiliates) any person who, at the Completion Date, is an officer, manager, employee, self-employed person, or consultant of Next Metrology, whether or not such person would commit a breach of contract by reason of leaving service or office;

(iii)	except in connection with the Permitted Activities, either on its own account or in conjunction with or on behalf of any person, endeavour to entice away from the Company any person who, at the Completion Date of this Agreement, is a customer of Next Metrology (directly or indirectly through software sales by original equipment manufacturers, distributors and dealers), whether or not such customer would be in breach of its contract with Next Metrology or – after Completion – with the Company as a result thereof; and

(iv)	except in connection with the Permitted Activities, either on its own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principals, shareholders, directors, employees, agents, distributors, consultants, partners or otherwise) in any business conducted by the Company at the Completion Date.

(b)	The Seller and the Buyer represent to each other and acknowledge that the provisions contained in Section 9(a) are necessary for the protection of the Buyer’s and Next Metrology’s interests and goodwill. The geographical scope of the Seller’s obligations contained in Section 9(a) shall be the entire world. Should any such restriction or undertaking be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted or modified, such restriction or undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The consideration for the Seller’s fulfilment of the obligations contained in this Section 9 has been included in the Purchase Price.

(c)	The shareholders of Topmes, except for Mr. Štěpán Hřivna, shall enter into a separate agreement with the Buyer agreeing to be bound by the foregoing restrictive covenants as if they were the Seller.

SECTION 10

Property

The Seller agrees to procure that the Property be subleased to Next Metrology for a period until at least the 6-months’ anniversary of the Completion Date, upon the terms and conditions which are indicated in the draft sublease agreement attached hereto in agreed form as Exhibit 9 (“Sublease Agreement”).

SECTION 11

Termination

The Parties, to the maximum extent allowed by Czech law, exclude all provisions of the Czech Civil Code and other applicable regulations under which a Party might be entitled to withdraw from or otherwise terminate this Agreement and / or the OITA.

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SECTION 12

Miscellaneous

12.01 Confidentiality

(a)	Each of the Seller and the Buyer shall at all times keep strictly confidential and, as applicable, each of the Seller and the Buyer shall procure that their respective officers, employees and professional advisers keep strictly confidential any information pertaining to this Agreement (including but not limited to the purchase price and terms of sale) and the financials, business operations, marketing practices or policies, litigation, identity of customers as well as any other confidential aspect of Next Metrology, except for such information relating to this Agreement which Buyer and its Affiliates may be required to disclose in connection with reporting and disclosures requirements of the Buyer and its Affiliates under applicable law or the rules of The Nasdaq Stock Market and except for any such information which:

(i)	at the time of disclosure is publicly available or becomes publicly available otherwise than, directly or indirectly, through the breach by any of the Seller or the Buyer of this Section 12.01 or the failure of any officer, employee or professional adviser referred to above to keep the same confidential; or

(ii)	is required to be disclosed by any other applicable law or by any supervisory or regulatory body, in which case the Party shall inform, to the extent reasonably practicable, the other Party that such disclosure is required, and the Parties shall use their reasonable efforts to agree in good faith on the content of such disclosure prior to it being made.

(b)	The Seller acknowledges that an Affiliate of the Buyer is listed on The Nasdaq Stock Market and its stock is registered with the Securities and Exchange Commission and is therefore subject to strict regulatory obligations in relation to the disclosure of any information and data concerning transactions similar to the transaction contemplated by this Agreement. Therefore, the Seller agrees that any public disclosure of any information or data concerning the transaction contemplated by this Agreement, including any press release, shall be made only at such time and in such form and substance as acceptable to the Buyer.

12.02 Entire agreement and amendments

(a)	This Agreement and the OITA shall together form the sole and entire agreement between the Parties governing the Transaction as contemplated herein and supersedes all prior verbal and/or written agreements between the Parties concerning its subject matter. In the event of any inconsistency between this Agreement and the OITA, this Agreement shall prevail. This Agreement shall survive conclusion of OITA in its entirety with the exception of the obligation of the Parties to enter into OITA under Section 4.02(a)(iii)(aa), which shall be consumed by conclusion of the OITA.

(b)	The amendments to this Agreement shall be valid and effective if agreed upon by the Parties in writing.

12.03 Successors – Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assignees, heirs or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by one Party without the prior written consent of the other Parties, while such consent might not be unreasonably withheld or delayed; provided that Buyer may Assign its rights under this Agreement to a party who acquires all or substantially all of the Assets of Next Metrology, provided that such assignment shall not relieve the Buyer of its obligations under this Agreement without the prior written consent of the Seller.

12.04 Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language by way of either registered mail or telefax, addressed, in each case, to the addresses indicated below (or to such other address as each Party may hereafter provide to the other by written notice as provided herein) and with a copy by e-mail and it shall be deemed to have been duly and validly given: (i) in case of notice sent by registered mail, upon receipt of the same; and (ii) in case of notice sent by telefax, upon acknowledgement of successful and complete transmission by the fax machine of the sender:

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if to Buyer:

c/o Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

U.S.A.

Fax No. +1-734-414-4800

Attention: Jeffrey M. Armstrong, President

e-mail: armstrong@perceptron.com

with a copy (which shall not constitute notice) to:

Thomas S. Vaughn

Dykema Gossett, PLLC

400 Renaissance Center

Detroit, MI 48243

Fax No.: +1-313-568-6915

e-mail: tvaughn@dykema.com

if to the Seller:

By registered mail

TOPMES s.r.o.

Štěrboholská 1307/44

102 00 Praha 10 - Hostivař

The Czech Republic

Attention: Martin Prokop, Karel Pich

e-mail: mprokop@topmes.cz

e-mail: kpich@topmes.cz

12.05 Language

This Agreement is entered into in the English language. The Parties hereby acknowledge to have fully understood its content and all of its terms and conditions.

12.06 Severability

If any provision of this Agreement is held to be illegal, invalid, unenforceable or deemed non-existent under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, unenforceable, or non-existent provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, unenforceable or non-existent provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, unenforceable or non-existent provision, a provision as similar in terms to such illegal, invalid, unenforceable or non-existent provision as may be possible and be legal, valid and enforceable shall be added automatically, as a part of this Agreement.

12.07 Fees and expenses

(a)	Except as otherwise expressly provided for by this Agreement, all legal and other advisors’ fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees, costs or expenses.

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(b)	All stamp duties, registration taxes and notary fees relating to the transfer of the Share pursuant to Section 2(b) shall be borne by the Buyer.

12.08 Interest Rate

Should any payment due under this Agreement by either Party not be made on or before the agreed term for payment, an interest equal to 0,05% per day (or the maximum percentage allowed by anti-usury laws and regulations from time to time, if lower) will accrue from the date of expiration of the payment term until the actual payment is provided.

12.09 Waivers

(a)	No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

(b)	The Seller agrees with the Buyer:

(i)	to waive any claim or remedy or right which it may have as at Completion; and

(ii)	that Next Metrology and any managing director, officer or employee of Next Metrology shall have no liability whatsoever to the Seller on or after Completion,

in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by Next Metrology or a director, officer or employee of Next Metrology for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing due diligence documents and in entering into this Agreement or any agreement or document entered into pursuant to this Agreement.

12.10 Survival of the Agreement

The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion, including conclusion of the OITA.

SECTION 13

Governing Law - Arbitration

13.01 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Czech Republic, without regard to the provisions governing conflicts of laws.

13.02 Arbitration

(a)	Any dispute arising out of or related to this Agreement shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce of Paris, by three arbitrators, appointed in accordance with such Rules, who shall be fluent in the English language.

(b)	The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

(c)	Any dispute arising out of or related to this Agreement and any comparable dispute arising out of the Muscarella SPA and the Mills SPA shall be heard and decided in a single arbitration proceeding.

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SIGNED by TOPMES s.r.o.

Martin Prokop
Managing Director

Signature	: /s/ Martin Prokop

SIGNED by Perceptron, Inc.

Margaret Mary Kaczmarek Nelson Vice President

Signature	: /s/ Margaret Mary Kaczmarek Nelson

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EXHIBIT 1.03

Certain Definitions

“2013 Financial Statements”	shall mean the financial statements of Next Metrology as at December 31, 2013 as finally approved by the shareholders.

“Affiliates”	shall mean persons controlling, controlled by or under common control with the person. For purposes of this Agreement, “control” shall be interpreted in accordance with Section 74 et seq. of Act No. 90/2012 Coll. of the Czech Republic, Act on Business Companies and Cooperatives, as amended.

“Agreed Accounting Principles”	shall mean the Czech Accounting Principles as applied by Next Metrology on a consistent basis and used to prepare the 2013 Financial Statements, as amended and integrated as indicated in Appendix A.
“Agreement”	shall mean this agreement, inclusive of the Exhibits, Appendices and Annexes.

“Annexes”	shall mean all annexes, as listed above in the table of contents.

“Appendices”	shall mean all appendices, as listed above in the table of contents.

“Business Day/s”	shall mean each calendar day other than Saturdays, Sundays and any other days on which banks are closed for business in the City of Torino, Italy and the City of Prague, Czech Republic.

“Buyer”	shall have the meaning indicated in the headings of this Agreement.

“Company”	shall mean the Buyer, Next Metrology and their Affiliates.

“Completion”	shall mean the consummation of all of the actions and transactions indicated in Section 4.02 (unless waived by the interested Party) and the completion of the transfer of full title to and ownership of the Share to the Buyer as contemplated in this Agreement.

“Completion Date”	shall mean the date upon which Completion will take place, as specified in Section 4.01(a).

“CMM”	means coordinate measuring machine and equipment.

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“Coord3 India”	shall mean Coord3 Metrology India Private Limited

“Czech Accounting Principles”	shall mean Czech Republic generally accepted accounting principles.

“Czech Civil Code”	Act No. 89/2012 Coll. of the Czech Republic, Civil Code, as amended

"Disclosed"	means a matter that is fully and fairly disclosed with sufficient detail and accuracy (as to its nature, legal purpose and title and specific amount) so as to enable a reasonable assessment of its impact on Next Metrology.

“Due Diligence”	shall have the meaning indicated in Section 6.

“Encumbrance”	shall mean any mortgage, charge, pledge, lien, security interest or attachment of any nature whatsoever, note of the Cadastral Office indicating any potential or actual change in the legal status of a property (in Czech: Plomba), options, right of first refusal, easement (whether registered or unregistered), title retention, third party rights (including in rem rights) or other securities or de facto situations attached to a certain object or asset or share and limiting the rights thereupon. “Encumbrances” shall be construed accordingly.

“Exhibit/s”	shall mean all exhibits, as listed above in the table of contents.

“Governmental Authority”	shall mean any foreign, European Union, or Czech national, regional or local governmental authority, quasi-governmental authority, court, or any regulatory, administrative or agency, or any subdivision, department or branch of any of the foregoing.

“Governmental Authorization”	shall mean any consent, permit, concession, license, registration, approval, authorization, permit, order, exemption, certificate, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or required pursuant to any applicable law.

“Losses” and “Loss”	shall have the meaning indicated in Section 8.01(a)(i).

“Material Adverse Change”	shall mean any change or effect that is materially adverse to the financial situation, financial performance, business, prospects, assets, liabilities or value of the net assets of Next Metrology, but excluding any change or effect arising out of general economic conditions or conditions affecting companies generally in the industry in which Next Metrology operates.

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“Mills”	Keith Mills, British national, born in [ ], on [ ], domiciled at [ ], UK passport no. [ ].

“Mills Share”	shall have the meaning indicated in Introduction A.

“Mills SPA”	shall mean the Agreement for the purchase of the Mills Share by the Buyer dated January 29, 2015.

“Muscarella”	Angelo Muscarella, Italian national, born in [ ], on [ ], domiciled at [ ], tax registration number [ ].

“Muscarella Share”	shall have the meaning indicated in Introduction A.

“Muscarella SPA”	shall mean the Agreement for the purchase of the Muscarella Share by the Buyer dated January 29, 2015.

“Next Metrology”	shall mean Next Metrology Software s.r.o., a Czech Republic company duly existing and organized under Czech law, with offices at Štěrboholská 1307/44, 102 00 Prague 10, Czech Republic, Identification No.: 29129273, registered in the commercial register maintained by the Municipal Court in Prague, Section C, Insert 202085,registered share capital equal to CZK 200,000.

“OITA”	shall have the meaning indicated in Section 2(b).

“Parties”	shall mean the Seller and the Buyer.

“Party”	shall mean the Seller and the Buyer, when individually and generically referred to.

“Property”	means office No. 17 of area of 56,59 m² situated in building “K” on plot no. 1350/2, which is registered in the cadastral area of Hostivař, municipality of Prague, in title deed No. 139, used by Next Metrology to carry out its business.

“Purchase Price”	shall have the meaning indicated in Section 3.01.

“Reference Date”	shall mean December 31, 2014.

“Required Consents”

shall mean a consent by TESLA KARLÍN, a.s., a company with its registered seat at Prague 10, V Chotejně 9/1307, Zip Code 10200, Czech Republic, ID No.: 452 73 758, with the sublease of the Property by Topmes to Next Metrology under the Sublease Agreement.

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“Seller”	shall have the meaning indicated in the headings of this Agreement.

“Share”	shall have the meaning indicated in Introduction A.

“Sublease Agreement“	shall have the meaning indicated in Section 10.

“Transaction”	shall have the meaning indicated in Section 2(a).

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EXHIBIT 7.01

Buyer’s Representations and Warranties

1.	Good standing – Authority

(a)	The Buyer is a corporation validly existing, duly incorporated and in good standing under the laws of the State of Michigan, United States of America.

(b)	The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority in order for the it to consummate the transactions contemplated by this Agreement, other than as otherwise specified in the Agreement.

(c)	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)	All corporate actions taken and which will be taken in connection with the Agreement have been duly authorized by all required corporate actions and the Buyer has not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of its articles of association or by-laws.

(e)	The Buyer’s authorized representative has all the necessary corporate powers to enter into this Agreement.

2.	No bankruptcy proceedings

The Buyer is not insolvent or subject to any insolvency or pre-insolvency proceeding nor is it a party to or is negotiating any creditors’ arrangement of any kind.

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EXHIBIT 7.02

Seller’s representations and warranties

1.	Authority

(a)	The Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. Except for approval of Next Metrology’s general meeting and Filing at the Companies Register, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority, in order to transfer the Share to the Buyer.

(b)	Non-contravention. The execution of this Agreement, shall not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which the Seller is subject.

2.	Good standing

(a)	Good standing - Authority

(i)	Next Metrology and Topmes are each a limited liability company, validly existing, duly incorporated and in good standing under the laws of the Czech Republic.

(ii)	No resolution has been passed or will be passed prior to Completion to approve the winding up of Next Metrology.

(iii)	All corporate actions taken and which will be taken by Topmes in connection with this Agreement have been duly authorized and the Seller has not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of law or of their articles of association, by-laws or any other internal document.

(b)	No insolvency proceedings

(i)	The Seller is not subject to any insolvency proceeding of any kind nor does it satisfy the requirements for filing any insolvency procedure of any kind, including on the basis of threatening insolvency (in Czech: hrozící úpadek). No liquidator, insolvency trustee, bankruptcy receiver, administrator or similar officer has been appointed in respect of the Seller. No action in respect of the Seller is currently being taken with a view to file for any such insolvency proceeding or to appoint any such liquidator, insolvency trustee, bankruptcy receiver, administrator or similar officer.

(ii)	No arrangement with any of the Seller’s creditors of any kind has been entered into or is currently being negotiated.

(iii)	Neither Next Metrology nor the Seller has entered into any agreement for the assignment of their assets (or any part of them) for the benefit of its creditors.

(iv)	The Seller has not filed any petition for the restructuring of its debt or an insolvency or similar motion against themselves or Next Metrology. The Seller is not aware that an insolvency or similar motion would have been filed against it in any jurisdiction by any third person.

(v)	No resolution has been passed to dissolve or liquidate Next Metrology or Topmes.

3.	Share Capital of Next Metrology

(a)	The issued and outstanding registered capital of Next Metrology is that indicated in the headings of the Agreement. The issued registered capital has been duly authorized, and is fully subscribed and paid. The ownership interests representing 100% of the registered capital of Next Metrology have been duly issued.

(b)	The Seller is the sole registered, legal and beneficial owner of an ownership interest representing 50% of the registered capital of Next Metrology.

(c)	Next Metrology’s ownership interest owned by the Seller is free and clear from any Encumbrances except for the pre-emption rights of Mills and Muscarella. .

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(d)	No resolution has been passed to approve any increase or decrease of the registered capital of Next Metrology, no contribution outside the registered capital (in Czech: příplatek) of Next Metrology has been made, and there are no outstanding options, warrants, agreements, conversion rights, pre-emption rights or other rights to subscribe for, purchase or otherwise acquire the Share or any further ownership interests of Next Metrology except for the pre-emption rights of Mills and Muscarella, except for the Agreement on Additional Capital Contribution contemplated in Section 4.02(a)(i)(aa)(v).

(e)	Next Metrology has issued no bonds or other securities.

(f)	No advance payment of dividends or any other distribution of any future dividends has been approved or made.

(g)	No person is a shadow managing director of Next Metrology and no other person than the Seller, Mills and Muscarella exercises decisive influence or control over Next Metrology.

4.	Title to the Target Business

All of Next Metrology’s assets are free and clear of any Encumbrances and there are no outstanding options, warrants, agreements, pre-emption rights or other rights to purchase or otherwise acquire Next Metrology, any portion thereof or any of its assets.

5.	Loans to or by the Seller

Except for obligation of Next Metrology to pay to the Seller the amount of EUR 28.400,00 and CZK 44.194,00 and obligations set forth in Annex 5, there is no outstanding indebtedness or other liability (actual or contingent) owed by Next Metrology to the Seller, its Affiliates or to any director, officer, or employee of Next Metrology or any person related to a director, officer, or employee as aforesaid, nor is there any indebtedness owed to Next Metrology by any such person.

6.	Intellectual property

(i)	Next Metrology has all rights (including the right to exercise economic rights) and has been provided by all its employees, contractors and other authors with consents allowing interference with moral rights to the maximum extent permitted by applicable law in connection with all works protected by copyright and copyright neighboring rights (including any and all literary, artistic, science, musical, graphic, photography, software and copyright database works) as listed and described in Annex 6.(i) and is the sole legal and beneficial owner of the trademarks, trademark applications, industrial designs, industrial design applications, manufacturing and trade secrets, inventions, patents, patent applications, technology, know how, and databases, listed and described in Annex 6.(i) (“Intellectual Property”). Next Metrology owns no intellectual property other than that listed in Annex 6(i).

(ii)	The Intellectual Property is free and clear from any Encumbrances.

(iii)	The Intellectual Property is used in good faith.

(iv)	None of the items and assets of the Intellectual Property, or any of its part, is licensed to third parties or is part of a branch of a business as a going concern which is leased to third parties or has been assigned to third parties or on which a third party is entitled to the usufruct, except for the licences indicated in Annex 6(iv).

(vi)	Except for the payment set forth in Annex 6 (vi), all fees, taxes and duties for all the registrations and maintenance of all Intellectual Property have been duly and timely paid by Next Metrology.

(vii)	To the best of the Seller’s knowledge, the Intellectual Property does not infringe any third party rights.

(viii)	There are no proceedings (including opposition proceedings before any authority or challenges) concerning the Intellectual Property which are pending or, to the best of the Seller’s knowledge, threatened, and Next Metrology has not entered into nor is it negotiating any settlement agreements regarding the Intellectual Property. Next Metrology is not obligated to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.

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(ix)	The Seller is not aware of any actual or potential infringements of the Intellectual Property by any third party.

(x)	Except for economic and moral rights of employees of the Seller and / or Next Metrology who participated in creation and / or development of Intellectual Property and who hold such rights by operation of law, no director, officer, shareholder, employee, consultant, contractor, agent or other representative of Next Metrology owns or claims any rights in (nor has any of them made application for) any Intellectual Property.

(xi)	Except for the item set forth in Annex 6 (xi), each software used by Next Metrology has been and is duly licensed to it and all relevant considerations for such licences have been duly and timely paid by Next Metrology.

(xii)	Next Metrology has included a copyright notice on any product that embodies a copyright owned by Next Metrology.

(xiii)	To the best of the Seller’s knowledge, Next Metrology’s software do not contain viruses, worms, trojan horses, time bombs, backdoor access or any other adware, malware or spyware that could be used to interfere with the functionality of such software.

(xiv)	No Person has (or had) a copy of, or has (or had) the right to access now or at some time in the future, any source code for material Software; and there are no agreements under which Next Metrology has placed or is required to place into escrow any such source code.

(xv)	No Intellectual Property was developed by Next Metrology using (in whole or in part) government funding or facilities nor was it obtained from any Governmental Authority. Next Metrology has not granted to any Governmental Authority, either expressly, or by any act or omission of Next Metrology, any unlimited, unrestricted or government purpose rights in the Intellectual Property.

(xvi)	Next Metrology has taken all reasonable actions to protect its trade secrets included in the Intellectual Property from unauthorized use or disclosure, and to maintain such trade secrets in confidence. To the knowledge of Seller, these trade secret policies comply (x) with all contracts between Next Metrology and customers or other third parties; and (y) with applicable law. To the knowledge of Seller, there have been no material breaches or deviations from these Trade Secret Policies, and no breach of any Contract between the Seller and customers or other third parties with respect to Trade Secrets.

(xvii)	The source code for all material software is in a form: (A) that a programmer of ordinary skill in the applicable programming language(s) is able to print, display, and read; (B) that includes source code listings, object code listings, design details, flow charts, and related material that permit the software to be copied, maintained, updated, improved, and compiled; and (C) that constitutes the preferred form of the source code for making modifications to such source code.

(xviii)	Except for the software set forth in Annex 6 (xviii), none of the software owned by, or developed by or for the benefit of, Next Metrology contains or requires use of any “open source” code, shareware or other software that does or may require disclosure or licensing of any such software or any other Intellectual Property owned by Next Metrology.

(xix)	All Intellectual Property (or any information and documents containing or materially relating to the Intellectual Property) is in a form that a person skilled in the relevant art is able to use such Intellectual Property in any manner permitted by applicable law and print, display and read such information or documents.

(xx)	With the exception set forth in Annex 6 (xx), Next Metrology has all rights to the domain names listed and described in Annex 6(i) (the “Domain Names”). The Domain Names were registered and are used in good faith, are free from any Encumbrances and all fees, taxes, duties for all the registrations and maintenance of the Domain Names have been duly and timely paid. The Domain Names do not infringe on any third party rights (including any third party trademarks or trade names) and Next Metrology is not aware of any actual or potential infringements arising in connection with the Domain Names. There are no proceedings (including arbitration) concerning the domain names before any authority which are pending, or to the best of the Seller´s knowledge, threatened, and Next Metrology has not entered into nor is it negotiating any settlement agreements regarding the domain names. Next Metrology does not allow any third party access to any of the domain names.

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7.	Contracts

The contracts listed in Sections 4.02(a)(i)(aa)(i), 4.02(a)(i)(aa)(ii), 4.02(a)(i)(aa)(v), 4.02(a)(i)(aa)(vi) and 4.02(a)(i)(ee) of the Agreement are as of the day of Closing legal, valid, binding, enforceable, and in full force and effect against Topmes.

8.	Material Adverse Change

No Material Adverse Change in Next Metrology has occurred between the Reference Date and the date this representation is made.

9.	No Broker

The Seller has entered into negotiations with the Buyer in relation to the Transaction and have entered into this Agreement without using the services of any broker.

10.	No omission

No representation or warranty made by the Seller and none of the Appendices and Annexes contains or will contain any untrue statement of any fact, or omit any fact, the omission of which would be misleading.

11.	Affiliate Transactions

(a)	Except as set forth in Annex 11 and the contracts listed in Section 7(i) of this Exhibit 7.02, none of the Seller and its Affiliates are a party to, or the beneficiary of, any contract or material transaction relating to Next Metrology, including any contract providing for any loans, advances, the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to or from, any such persons.

(b)	Except as set forth in Annex 11 and the contracts listed in Section 7(i) of this Exhibit 7.02, to the best of the Seller’s knowledge, Next Metrology, its directors, officers, employees or shareholders, their Affiliates, and their relatives are a party to, or the beneficiary of, any contract or material transaction relating to Next Metrology, including any contract providing for any loans, advances, the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to or from, any such persons.

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